Exhibit 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 26, 2006 except for note 25, as to which the date is March 27, 2006, relating to the consolidated financial statements of China Automotive Systems, Inc. included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and 2004. We also consent to the reference to our Firm under the caption “Experts in accounting and auditing” in this prospectus.

Toronto, Ontario, Canada	/s/ Schwartz Levitsky Feldman LLP
April 17, 2006	Chartered Accountants